UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INFOSPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 108th Avenue NE, Suite 1200

Bellevue, Washington 98004

(Address, including zip code and telephone number, of principal executive offices)

F-FOUR, LLC 2009 UNIT INCENTIVE PLAN

(Full title of the plan)

Alesia L. Pinney

General Counsel and Secretary

InfoSpace, Inc.

601 108th Avenue NE, Suite 1200

Bellevue, Washington 98004

(425) 201-6100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Assumed Options—Common Stock, $0.0001 par value, of InfoSpace, Inc.	500,000	$6.97	$3,485,000
Assumed Restricted Common Units—Common Stock, $0.0001 par value, of InfoSpace, Inc.	250,000	$8.57	2,141,250
TOTAL	750,000		$5,626,250	$401.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable pursuant to the options and restricted common units assumed by the registrant under the F-Four, LLC 2009 Unit Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Such number of shares of the registrant’s common stock represents the aggregate number of shares subject to outstanding options and restricted common units issued pursuant to the Plan, which outstanding options and restricted common units were assumed by the registrant in connection with the acquisition of F-Four, LLC (the “Acquisition”). The number of shares of the registrant’s common stock underlying such options and restricted common units, and registered hereunder, has been calculated pursuant to the exchange ratio set forth in the definitive agreement governing the Acquisition.
(3)	Estimated solely for the purpose of calculating the registration fee as follows: (i) with respect to the common stock issuable upon the exercise of options assumed, pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of the outstanding options and (ii) with respect to the common stock issuable upon the vesting of restricted common units assumed, under Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Global Select Market on May 17, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by InfoSpace, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) are hereby incorporated by reference in this registration statement on Form S-8 (this “Registration Statement”), other than information in a report or document that is “furnished” and not “filed” pursuant to the applicable rules and regulations of the SEC:

A.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010;

B.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 6, 2010;

C.	The Registrant’s Current Reports on Form 8-K, filed with the SEC on February 16, 2010, March 23, 2010, and May 12, 2010;

D.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2009; and

E.	The description of the Registrant’s common stock, par value $0.0001 per share, contained in the registration statement on Form 8-A/A (File No. 000-25131) filed with the SEC on June 5, 2009, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of a corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws. The Charter also provides that any amendment or repeal of the right of indemnification provided under the Charter will not be adversely affected for acts or omissions occurring prior to such amendment or repeal.

The Registrant’s Restated Bylaws, as amended (“Bylaws”), provide for indemnification of the Registrant’s officers and directors to the maximum extent permitted by the DGCL and establish such right to be a contract right. The Bylaws also provide that expenses incurred by an officer or director of the Registrant (acting in his or her capacity as such) in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant, subject to DGCL requirements. The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the Registrant may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Registrant would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Bylaws.

In addition, the Registrant has entered into contractual indemnification agreements with each director and certain officers of the Registrant, as designated by the Registrant’s Board of Directors, to indemnify such individuals to the full extent permitted by law. These agreements also address certain procedural and substantive matters that are not covered, or are covered in less detail, in the Bylaws or by the DGCL. The Registrant also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K as filed with the SEC on March 27, 2003)

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on June 5, 2009)

4.3	Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on November 20, 2007)

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1*	F-Four, LLC 2009 Unit Incentive Plan

99.2*	Form of Unit Option Agreement

99.3*	Form of Restricted Common Unit Award Agreement

*	Filed herewith

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 18, 2010.

INFOSPACE, INC.

By:	/s/ ALESIA L. PINNEY
Alesia L. Pinney
General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Binder and Alesia L. Pinney, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ WILLIAM J. LANSING William J. Lansing	Chief Executive Officer, President and Director (Principal Executive Officer)	May 18, 2010

/S/ DAVID B. BINDER David B. Binder	Chief Financial Officer (Principal Financial Officer)	May 18, 2010

/S/ ERIC M. EMANS Eric M. Emans	Chief Accounting Officer (Principal Accounting Officer)	May 18, 2010

James F. Voelker	Chairman

/S/ JOHN E. CUNNINGHAM, IV John E. Cunningham, IV	Director	May 18, 2010

/S/ JULES HAIMOVITZ Jules Haimovitz	Director	May 18, 2010

/S/ RICHARD D. HEARNEY Richard D. Hearney	Director	May 18, 2010

/S/ ELIZABETH J. HUEBNER Elizabeth J. Huebner	Director	May 18, 2010

/S/ BRADEN R. KELLY Braden R. Kelly	Director	May 18, 2010

/S/ WILLIAM J. RUCKELSHAUS William J. Ruckelshaus	Director	May 18, 2010

/S/ LEWIS M. TAFFER Lewis M. Taffer	Director	May 18, 2010

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K as filed with the SEC on March 27, 2003)

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on June 5, 2009)

4.3	Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on November 20, 2007)

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1*	F-Four, LLC 2009 Unit Incentive Plan

99.2*	Form of Unit Option Agreement

99.3*	Form of Restricted Common Unit Award Agreement

*	Filed herewith